Exhibit 99.1

Press Release

For more information, contact:

Linda Ford

DynTek, Inc.

949-271-6705

linda.ford@dyntek.com

DynTek, Inc. Announces Intention to Deregister its Common Stock with the Securities and Exchange Commission

Irvine, CA — December 17, 2007 — (OTCBB: DYNK), a leading provider of professional technology services, today announced that it intends to file a Form 15 on December 18, 2007 to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934.  DynTek is eligible to deregister because it has fewer than 300 holders of record of its common stock.  Upon the filing of the Form 15, DynTek’s obligation to file certain reports with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K, will immediately be suspended.  However, DynTek presently intends to continue to make available, through its website or otherwise, its periodic financial information beginning with the fiscal quarter ended December 31, 2007.

As a result of the deregistration, it is expected that DynTek’s common stock will no longer be eligible for trading on the Over-the-Counter Bulletin Board.  DynTek expects, but cannot guarantee, that its common stock will be quoted on the Pink Sheets after it is delisted from the OTCBB.  The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets.  It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com.

The decision by the DynTek Board of Directors to deregister and delist the common stock was based on the consideration of numerous factors, including:

(1)                                  the reduction of disproportionately large costs associated with the preparation and filing of DynTek’s periodic reports and other filings with the SEC;

(2)                                  the elimination of substantial increases in accounting, audit, legal and other costs associated with being a public company in light of the Sarbanes Oxley Act of 2002 and new SEC disclosure rules;

(3)                                  the substantial demands placed on management in order to comply with SEC reporting obligations which prevent management from dedicating valuable time to the day-to-day operation and growth of DynTek;

(4)                                  the nature and extent of current trading in DynTek’s common stock on the OTCBB, which is historically limited; and

(5)                                  the lack of analysts’ coverage and minimal liquidity for DynTek’s common stock.

In response to the Board’s decision, Casper Zublin, Jr., DynTek’s Chief Executive Officer, indicated that “the deregistration and delisting of DynTek’s common stock was approved by the Board only after extensive consultation with our management team and careful deliberation regarding the advantages and disadvantages of continuing registration with the SEC and listing on the OTCBB.  However, in the Board’s estimation, the costs and administrative burdens associated with being a public company have simply become too massive for a company of our size and stage of growth.  The rising costs of compliance, as well as the substantial demands on management time compelled by current disclosure requirements, simply outweigh the benefits DynTek receives from maintaining its registration with the SEC and trading on the Bulletin Board.  I believe that deregistering will result in significant reductions in our cost structure and will enable our management team to focus significantly more time and resources on operating the Company and enhancing shareholder value.”

About DynTek

DynTek is a leading provider of professional technology services to mid-market companies, such as state and local governments, educational institutions and commercial entities in the largest IT markets nationwide.  DynTek provides a broad range of IT security, unified communication, virtualization, Microsoft Information Worker, and application infrastructure and delivery solutions. DynTek’s multidisciplinary approach allows our clients to turn to a single source for their most critical technology requirements. For more information, visit http://www.dyntek.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to maintain existing and attract future customers; our ability to finance and sustain operations, including our ability to comply with the terms of working capital facilities and/or other term indebtedness of DynTek, and to extend such obligations when they become due, or to replace them with alternative financing; our ability to raise equity capital in the future; our ability to achieve profitability despite historical losses from operations; our ability to maintain business relationships with IT product vendors and our ability to procure products as necessary; the size and timing of additional significant orders and their fulfillment; the continuing desire of and available budgets for state and local governments to outsource to private contractors; our ability to successfully identify and integrate acquisitions; the retention of skilled professional staff and certain key executives; the performance of DynTek’s government and commercial technology services; the continuation of general economic and business conditions that are conducive to outsourcing of IT services; and such other risks and uncertainties included in our Annual Report on Form 10-K filed on October 29, 2007, our Quarterly Report on Form 10-Q filed on November 19, 2007 and other SEC filings. DynTek has no obligation to publicly revise any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.